Exhibit 99.1

Toreador Resources Corporation
9 rue Scribe
75009 Paris France

33 1 47 03 34 24
Fax 33 1 47 03 33 71

NEWS RELEASE

TOREADOR EXITS TURKEY AND HUNGARY TO FOCUS ON

CORE FRENCH OPERATIONS

Company Divests Remaining Assets in Both Countries for $16.4 Million Plus

Contingent Future Payments

On Track Implementing Growth Strategy and Enhancing Shareholder Value

PARIS, FRANCE — (October 1, 2009) — Toreador Resources Corporation (NASDAQ:TRGL) today announced that it has entered into two definitive agreements to sell separately, a) its Turkish subsidiary, Toreador Turkey Ltd., to Tiway Oil (“Tiway”), a private Norwegian energy company, for a total consideration of US$10.6 million paid at closing plus exploration success payments of up to $40 million plus contingent future net profit payments (as described below); and, b) its Hungarian subsidiary, Toreador Hungary Ltd., to RAG (ROHÖL-AUFSUCHUNGS AKTIENGESELLSCHAFT), a private Austrian energy company, for 4 million Euros (US$5.8 million) plus a contingent payment of 2 million Euros (US$2.9 million) to be paid upon post-transaction completion of agreements relating to certain assets of Toreador Hungary.  The Toreador Turkey Ltd. transaction is expected to close on October 7, 2009, and the Toreador Hungary Ltd. transaction has closed on September 30, 2009.  Total combined cash proceeds upon closing of both deals will be $16.4 million (which excludes contingent future payments).  Both transactions are subject to standard post-closing purchase price adjustments.

Craig McKenzie, President and CEO, said, “I am very pleased to announce these landmark transactions as a complete monetization of our Turkish and Hungarian assets.  By exiting Turkey and Hungary, we have rationalized our asset portfolio, have reduced our capital exposure while preserving our ability to benefit from future success, and have strengthened our financial position to better reflect the Company’s renewed capabilities.  We expect that the proceeds of these transactions will enable us to continue repurchasing a portion of our convertible notes, and to continue delivering our corporate strategy to develop the low-risk conventional exploration of our French acreage and to plan our ‘proof of concept’ phase for the unconventional exploitation of the Paris Basin Oil Shale.  Specifically, we remain on track with the upcoming La Garenne exploration well planned for November 2009 and we are working toward partnering to develop the Paris Basin Oil Shale.”

SALE OF TURKISH SUBSIDIARY

The closing of this transaction will mark Toreador’s complete exit from Turkey.  The aggregate consideration for the transaction comprises:

•                  A purchase price of $10.6 million to be paid at the time of closing for 100% of the stock of Toreador Turkey Ltd.;

•                  Exploration success payments dependent upon certain future commercial discoveries as provided in the agreement, up to a maximum aggregate consideration of $40 million; and

•                  Quarterly 10% pre-tax net profit interest payments if a field goes into production that was discovered by an exploration well drilled within four years of closing on certain of the licenses then still held by Tiway.

The transaction results in a gain of approximately $21.2 million, which will be recorded in the third quarter of 2009.

SALE OF HUNGARIAN SUBSIDIARY

The closing of this transaction marked Toreador’s complete exit from Hungary.  The total consideration of the transaction comprises:

•                  A cash payment of 3.7 million Euros (US$5.4 million) paid at the time of closing for 100% of the stock of Toreador Hungary Ltd.;

•                  An amount of 300,000 Euros (US$435,000) that has been held back from closing and will be subject to a post-closing adjustment calculation; and

•                  A contingent 2 million Euros (US$2.9 million) to be paid upon post-transaction completion of agreements relating to certain assets of Toreador Hungary.

This transaction results in a net loss of approximately US$3.7 million, which will be reflected on Toreador’s balance sheet for the third quarter of 2009.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France.  More information about Toreador may be found at the company’s web site, www.toreador.net.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Shirley Z. Anderson

Toreador Resources Corporation

+1 (469) 364-8531

sanderson@toreador.net